FOR IMMEDIATE RELEASE

 Keith Hartje, Corporate Communications                 (515) 281-2785
 Kevin Waetke, Corporate Communications                 (515) 281-2785
 Jodie Stephens, Investor Relations                     (515) 281-2204


        BERKSHIRE HATHAWAY, WALTER SCOTT AND DAVID SOKOL TO ACQUIRE MIDAMERICAN ENERGY HOLDINGS; TRANSACTION PRICED AT 29% PREMIUM TO MARKET


 DES MOINES, IOWA, October 25, 1999   An investor group including Berkshire
 Hathaway, Inc. has reached a definitive agreement to acquire MidAmerican Energy Holdings Company ("MidAmerican" or the "Company") (NYSE: MEC, PCX and London) for $35.05 per share in cash which, together with the assumption of debt, represents a total enterprise value of approximately $9 billion. The per-share purchase price represents a 29% premium over the closing price of $27.25 on Friday, October 22. The transaction is the first entry by Berkshire Hathaway into the energy sector, endorsing MidAmerican's growth strategy as a global energy provider delivering quality service and value to customers.

 Berkshire Hathaway will invest approximately $1.25 billion in common stock and a non-dividend-paying convertible preferred stock of the surviving corporation, giving Berkshire about a 75% interest in the Company on a fully-diluted basis. Berkshire Hathaway will also buy an $800 million issue of non-transferable trust preferred stock. The other investors, who in total will invest approximately $300 million, are Walter Scott, the former chairman of Peter Kiewit Sons' Inc. and MidAmerican's largest individual shareholder, and certain Scott family interests, and David L. Sokol, the Chairman and Chief Executive Officer of MidAmerican.

 After the completion of the transaction, expected by April of 2000, MidAmerican will become a privately owned company with publicly traded fixed-income securities.

 MidAmerican's Board of Directors approved the acquisition yesterday. Speaking on behalf of the Board, Stanley J. Bright, Vice Chairman of the Board and Chair of a Special Board Committee that negotiated the transaction, said, "This transaction is the best way to provide value to shareholders, while also serving the long-term interests of the Company. It also provides benefits to customers, bondholders, employees and the communities in which MidAmerican operates."

 Mr. Sokol said, "This transaction is beneficial for our shareholders while at the same time allowing us to make the long-term decisions that are right for the business in a changing industry. We will be able to focus even more closely on delivering excellent service and value to customers, and growth for our communities and employees."

 The transaction is subject to MidAmerican shareholder and certain regulatory approvals. Regulators will continue to oversee the Company's utility operations.

 Aiding regulatory approval, Mr. Sokol added, is the fact that the investor group owns no other energy interests. Additionally, he said, "With no financing contingencies, this transaction should provide an attractive price to shareholders without the time delay and uncertainty inherent in other potential options."

 Mr. Sokol continued, "This transaction represents an endorsement of MidAmerican by two of the most respected and successful investors in the world. It provides better access to capital, an expected improvement in credit quality and association with a long-term investor who allows management to operate autonomously."

 Commenting on the Berkshire Hathaway investment, Warren E. Buffett, Chairman and Chief Executive Officer of Berkshire Hathaway, said, "We buy good companies with outstanding management and good growth potential at a fair price, and we're willing to wait longer than some investors for that potential to be realized. This investment is right in our sweet spot. If I only had two draft picks out of American business, Walter Scott and David Sokol are the ones I would choose for this industry."

 Company headquarters will continue to be in Des Moines, Iowa, with the office of the Chairman and Chief Executive Officer remaining in Omaha, Nebraska, to focus on strategic planning, mergers and acquisitions and global development.

 Company President Gregory E. Abel said, "No management changes are planned, no employee reductions will result from the transaction and the Company's name will stay 'MidAmerican'.

 "It will be business as usual, with advantages that did not exist before," Mr. Abel said. "We will focus even harder on delivering high-quality service and the best possible value to customers, using leading-edge technology. As we prosper, so should our communities. This is a great deal for all concerned."

 MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, USA, has approximately 9,800 employees. Through its retail utility subsidiaries, MidAmerican Energy in the U.S. and Northern Electric in the U.K., the Company provides electric service to 2.2 million customers and natural gas service to 1.2 million customers worldwide. The Company manages and owns interests in approximately 8,300 net megawatts of diversified power generation facilities in operation, construction and development. Information about MidAmerican and its three principal subsidiary companies is available on the Internet at http://www.midamerican.com.

 Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

 Lehman Brothers, Inc. advised, and Lehman Brothers, Inc. and Warburg Dillon Read provided fairness opinions to, the MidAmerican Board. Credit Suisse First Boston advised David Sokol in connection with the transaction, and was retained by Teton Acquisition Corp., the special-purpose acquisition vehicle for the transaction.

 Certain information included in this release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including development uncertainty, operating uncertainty, acquisition uncertainty, uncertainties relating to doing business outside of the United States, uncertainties relating to geothermal resources, uncertainties relating to domestic and international (and in particular Indonesian) economic and political conditions and uncertainties regarding the impact of regulations, changes in government policy, industry deregulation and competition. Reference is made to all of the Company's SEC filings, including the Company's Report on Form 8-K dated March 26, 1999, incorporated herein by reference, for a description of such factors. The Company assumes no responsibility to update forward-looking information contained herein.

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